Exhibit (d)(8)

EXECUTION VERSION

CONTRIBUTION AGREEMENT

IN MAKING AN INVESTMENT DECISION ROLLOVER INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE OR NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. ROLLOVER INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 21, 2012, is by and among Global Generations International Inc., a Delaware corporation (“Parent”) and the entity named on Annex A hereto (the “Rollover Investor”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, Parent, Global Generations Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ancestry.com Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of October 21, 2012 (the “Merger Agreement”), pursuant to which, on the terms and conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and as a wholly-owned Subsidiary of Parent;

WHEREAS, the Rollover Investor owns the number of shares of common stock, par value $.01 per share, of the Company (“Company Shares”) as set forth on Annex A;

WHEREAS, the Rollover Investor desires to contribute, transfer and assign to the Parent all of the Rollover Investor’s right, title and interest in and to such Company Shares in exchange for a number of newly issued shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), as more fully set forth herein (the “Exchange”); and

WHEREAS, it is intended that the contribution by the Rollover Investor of the Company Shares in exchange for newly issued shares of Parent Common Stock be governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE I

CONTRIBUTION OF COMPANY SHARES

1.1. Upon the terms and subject to the conditions set forth herein and immediately prior to the Effective Time, the Rollover Investor hereby agrees to contribute, transfer and assign to Parent all of the Rollover Investor’s right, title and interest in and to the Company Shares as set forth on Annex A (the “Contributed Shares”) and the aggregate value thereof based upon the Merger Consideration, the “Share Contribution Amount”) in exchange for Parent’s issuance to the Rollover Investor, of that number of shares of Parent Common Stock (the “Parent Shares”) determined by dividing the Share Contribution Amount by the Parent Common Stock Per Share Value. For purposes of this Agreement, “Parent Common Stock Per Share Value” shall mean the price per share paid by funds advised by Permira Advisers, LLC for shares of Parent Common Stock at Closing.

1.2. The obligations of the Rollover Investor to consummate the transactions contemplated by Article I of this Agreement shall be subject to and conditioned upon (i) the representations and warranties of Parent set forth in this Agreement being true and correct in all material respects at and as of the Exchange Closing as if made at and as of the Exchange Closing, and (ii) the substantially contemporaneous consummation of the Merger.

1.3. The obligations of Parent to consummate the transactions contemplated by Article I of this Agreement shall be subject to and conditioned upon (i) the representations and warranties of the Rollover Investor set forth in this Agreement being true and correct in all material respects at and as of the Exchange Closing as if made at and as of the Exchange Closing, and (ii) the substantially contemporaneous consummation of the Merger.

1.4. Effective upon the Exchange Closing, and solely in the Rollover Investor’s capacity as a direct or indirect holder of Contributed Shares, the Rollover Investor hereby releases, effective as of the Exchange Closing, on the Rollover Investor’s own behalf and on behalf of the Rollover Investor’s successors and assigns, Parent and its respective affiliates, directors, officers, employees, partners, members, agents, advisors and representatives, and their respective successors and assigns (the “Parent Release Persons”), from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities, whatsoever, in law or in equity of the Rollover Investor, arising solely out of the Rollover Investor’s ownership of the Contributed Shares prior to the Exchange Closing. For the avoidance of doubt, the foregoing shall not release any Parent Release Person from any obligation under this Agreement.

ARTICLE II

EXCHANGE CLOSING

2.1. The closing of the Exchange (the “Exchange Closing”) shall take place at such place as the Closing of the transactions contemplated by the Merger Agreement and contemporaneously with the consummation of the Merger pursuant to the Merger Agreement.

2.2. Deliveries of the Rollover Investor at Closing. At or prior to the Exchange Closing, the Rollover Investor shall deliver to Parent:

(a) the original certificate(s) representing the Contributed Shares, together with a duly executed stock power, or if the Rollover Investor owns uncertificated Contributed Shares, the Rollover Investor is deemed to have delivered such uncertificated Contributed Shares to Parent.

2.3. Deliveries of Parent at Closing. At the Exchange Closing, Parent shall deliver to the Rollover Investor:

(a) the original certificate(s) representing the Parent Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Rollover Investor as follows:

3.1. Organization; Authorization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary corporate action and has been duly and validly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

3.2. Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby do not require Parent to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which Parent is a party or by which its property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.3. Issuance of the Parent Shares. Upon issuance of the Parent Shares to the Rollover Investor at the Exchange Closing, the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable and the Rollover Investor shall be the record owner of the Parent Shares.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF THE ROLLOVER

INVESTOR

The Rollover Investor hereby represents, warrants and acknowledges to Parent as follows:

4.1. Organization; Authorization. The Rollover Investor has full legal capacity to execute and deliver this Agreement and the agreements contemplated hereby and to perform his or her obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Rollover Investor and constitutes a legal, valid and binding obligation of the Rollover Investor, enforceable against the Rollover Investor in accordance with its terms.

4.2. Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by the Rollover Investor and the consummation of the transactions contemplated hereby do not require the Rollover Investor to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which the Rollover Investor is a party or by which the Rollover Investor’s property is bound, in any such case which would reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

4.3. Certain Matters Relating to the Contributed Shares.

(a) The Rollover Investor is the sole record and beneficial owner of, and has good and marketable title to, the Contributed Shares, and such ownership is free and clear of any Liens. Upon consummation of the Exchange Closing as provided in this Agreement, Parent will acquire good and marketable title to the Contributed Shares free and clear of all Liens.

(b) The Rollover Investor has and will have at all times through the Exchange Closing sole voting power, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Contributed Shares.

(c) There is no action, suit, inquiry, investigation, review or proceeding pending or, to the knowledge of the Rollover Investor, threatened against the Rollover Investor or any of the Rollover Investor’s Affiliates before or by any Governmental Entity that would impair the ability of the Rollover Investor to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.4. Certain Matters Relating to the Rollover Investor’s Investment in the Parent Shares.

(a) The Rollover Investor is acquiring the Parent Shares for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b) The Rollover Investor is relying on the Rollover Investor’s own business judgment and knowledge concerning the business, financial condition and prospects of Parent, and the advice of the Rollover Investor’s own counsel, tax advisors and other advisors, in making the decision to acquire the Parent Shares.

(c) The Rollover Investor is not contributing the Contributed Shares in exchange for Parent Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to the Rollover Investor in connection with investments in securities generally.

(d) The Rollover Investor is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act and Annex B hereto;

(e) The Rollover Investor understands that an investment in the Parent Shares is a speculative investment which involves a high degree of risk of loss of the Rollover Investor’s investment therein. The Rollover Investor is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Rollover Investor’s investment in such securities. The Rollover Investor acknowledges that the Parent Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Parent Shares may be restricted by applicable state and non-U.S. securities laws.

(f) The Rollover Investor and the Rollover Investor’s advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which the Rollover Investor or the Rollover Investor’s advisors, if any, have requested to examine. The Rollover Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Shares and has had full access to such other information concerning Parent and its Subsidiaries as it has requested. The Rollover Investor’s knowledge and experience in financial and business matters are such that the Rollover Investor is capable of evaluating the merits and risk of the investment in the Parent Shares.

4.5. Rollover Investor’s Knowledge. The Rollover Investor has a high degree of familiarity with the business, operations and current financial condition of the Company and its Subsidiaries.

ARTICLE V

COVENANTS OF THE PARTIES

5.1. The Rollover Investor hereby covenants and agrees as follows:

(a) The Rollover Investor shall not directly or indirectly sell, transfer, pledge, assign, hypothecate, gift, place in trust or otherwise dispose of any of the Contributed Shares (or any interest therein, including by entering into any agreement, understanding or arrangement, whether or not in writing, to effect any of the foregoing) between the date hereof and the Exchange Closing or, if earlier, until termination of this Agreement in accordance with its terms.

(b) The Rollover Investor shall not enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Rollover Investor’s representations, warranties, covenants and obligations under this Agreement, or take any action that would reasonably be expected to restrict or otherwise affect the Rollover Investor’s power, authority and right to comply with and perform his or her covenants and obligations under this Agreement.

(c) From time to time, at Parent’s request and without further consideration, the Rollover Investor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

5.2. The Rollover Investor hereby acknowledges and agrees that, in exchange for the contribution of the Contributed Shares, the Rollover Investor is entitled to receive only the Parent Shares, and the issuance of the Parent Shares to the Rollover Investor will completely discharge any obligations of the Company, Parent, Merger Sub and their respective Affiliates with respect to the Contributed Shares.

ARTICLE VI

MISCELLANEOUS

6.1. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

6.2. Tax Treatment. It is the intent of the parties hereto that, for U.S. federal income tax purposes, the contribution by the Rollover Investor of the Contributed Shares in exchange for newly issued Parent Shares be governed by Section 351 of the Code. The parties shall not take any action or position inconsistent with this Section 6.2, whether in audits, tax returns, or otherwise.

6.3. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally, by facsimile or electronic mail, by registered or certified mail, postage prepaid, or by overnight courier service,

If to Parent, to:

Global Generations International Inc.

c/o Permira Advisers L.L.C.

64 Willow Place, Suite 101

Menlo Park, California 94025

Attention: Brian Ruder

Facsimile: (650) 853-0180

Telephone: (650) 681-4701

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert Schwenkel & Brian Mangino

Facsimile: (212) 859-4000

Telephone: (212) 859-8000

If to the Rollover Investor, to the Rollover Investor at the address set forth underneath the Rollover Investor’s name on Annex A, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

6.4. Entire Agreement, etc. This Agreement, the Merger Agreement and any other documents and instruments delivered in connection herewith (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, and (b) is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any Persons other than the parties hereto.

6.5. Amendments and Waivers. This Agreement may not be modified or amended, and no provision of this Agreement may be waived, except by a written instrument signed by Parent, the Company and the Rollover Investor. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach of the same or similar nature.

6.6. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto. For the avoidance of doubt, this Agreement shall be binding upon the representatives, heirs and estate of the Rollover Investor in the event of the death or incapacity of the Rollover Investor. Any assignment by a party hereto requires consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to an Affiliate; provided that no such assignment shall relieve Parent of its obligations hereunder.

6.7. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.8. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.9. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.10. Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by the Rollover Investor or by or on behalf of Parent in connection with the transactions contemplated by this Agreement, shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Investor, the issue and sale of the Parent Shares and the consummation of the Exchange.

6.11. Specific Performance. The Rollover Investor acknowledges and agrees that a breach of this Agreement by the Rollover Investor would cause irreparable damage to Parent and that Parent would not have an adequate remedy at law. Accordingly, the obligations of the Rollover Investor under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

6.12. Third Party Beneficiary. The Company shall be, and is intended to be, a third party beneficiary of the rights of Parent under this Agreement. The Company shall be entitled to an injunction, specific performance and other equitable remedies to enforce this Agreement. Subject to the terms and conditions of this Agreement, the Company shall have the right to enforce this Agreement directly against the Rollover Investor irrespective of whether Parent pursues such injunction, specific performance or other equitable remedies.

6.13. Termination. This Agreement shall terminate (i) upon mutual written consent of Parent, the Company and the Rollover Investor, (ii) automatically without any further action of the parties hereto if, at any time prior to the Exchange Closing, the Merger Agreement shall have been terminated in accordance with its terms, or (iii) upon the termination of Timothy Sullivan’s (the “Executive”) employment by the Company without Cause (as defined in any applicable employment agreement between the Executive and the Company or Parent) or by the Executive for Good Reason (as defined in any applicable employment agreement between the Executive and the Company or Parent). Except as contemplated by Section 6.10, upon any such termination, the rights and obligations of the parties shall terminate and there shall be no liability on the part of Parent or the Rollover Investor under this Agreement; provided, that no such termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

PARENT:	GLOBAL GENERATIONS
INTERNATIONAL INC.

	By:	/s/ Brian Ruder
	Name:	Brian Ruder
	Title:	President, Chief Executive Officer, and Secretary

ROLLOVER INVESTOR:	PUREFOY, LLC

	By:	/s/ Timothy Sullivan
	Name:	Timothy Sullivan
	Title:	Manager

	By:	/s/ Jane Sullivan
	Name:	Jane Sullivan
	Title:	Manager

ANNEX A

Contributed Shares

Rollover Investor:         Purefoy, LLC

Address:	c/o Ancestry.com Inc.
360 West 4800 North
Provo, Utah 84604
Attn: Timothy Sullivan

Contributed Shares: 324,074 Company Shares

Share Contribution Amount: An amount equal to the number of Contributed Shares multiplied by the Merger Consideration payable upon consummation of the Merger ($32.00, as of the date hereof).

ANNEX B

Accredited Investor

“Accredited Investor” means:

(a) any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000;

(b) any natural person who had an individual income in excess of $200,000 in 2010 and 2011 or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in 2012; or

(c) any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person, as defined under 17 CFR §230.506(b)(2)(ii) .

For purposes of calculating net worth for paragraph (a) above,

(i)	the person’s primary residence shall not be included as an asset;

(ii)	indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(iii)	indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.